UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

THE TJX COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701
 (Address of principal executive offices) (Zip Code)

(508) 390-1000
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TJX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01    Other Events.

Given the recent Russian invasion on Ukraine, The TJX Companies, Inc. (TJX) has committed to divesting its equity ownership in Familia in support of the people of Ukraine. As of March 2, 2022, Doug Mizzi and Scott Goldenberg have resigned from their director and observer positions, respectively, on Familia’s Board of Directors, effective immediately.

As a result of this commitment to divest, TJX may recognize an investment loss when its Familia position is sold. Prior to a sale, TJX may be required to record an impairment charge if the fair value of its Familia investment declines below its carrying value on the balance sheet.

TJX invested $225 million for a 25% non-controlling, minority interest in privately held Familia in November of 2019. Familia, domiciled in Luxembourg, is an off-price retailer of apparel and home fashions with more than 400 stores in Russia.

TJX accounts for its investment in Familia using the equity method of accounting. As of January 29, 2022, the carrying value of TJX’s investment in Familia was $186 million, which reflects the revaluing of the investment from Russian rubles to the U.S. dollar, resulting in a cumulative translation loss and reducing the carrying value of TJX’s investment by approximately $40 million.

TJX does not have any sales in Russia or Ukraine.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Alicia C. Kelly
Alicia C. Kelly
Executive Vice President, Secretary and
General Counsel

Dated: March 3, 2022